Exhibit 99

KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC. ANNOUNCES APPOINTMENT OF DOUGLAS COL TO BOARD OF DIRECTORS

PHOENIX, ARIZONA

Knight-Swift Transportation Holdings Inc. (NYSE: KNX) (the "Company" or "Knight-Swift") announced today that Douglas Col has joined Knight-Swift's Board of Directors (the "Board") effective March 13, 2025. Mr. Col will serve until the 2025 annual meeting of stockholders. Mr. Col was also appointed to the Finance Committee and the Nominating and Corporate Governance Committee of the Board.

Mr. Col, 60, served as Executive Vice President and Chief Financial Officer of Saia, Inc., a transportation company providing less-than-truckload services across North America, from January 2020 through his retirement in May 2024.  Mr. Col joined Saia in 2014 as Vice President and Treasurer.  Prior to joining Saia, Mr. Col was a Director in the transportation investment banking group at Cowen and Company from 2012 to 2013.  From 2006 to 2011 Mr. Col was an equity analyst at Wellspring Management where he focused on industrial and transportation sectors.  Mr. Col was a fund manager at Red Rock Partners from 2004 to 2006.  Mr. Col is a current member of the board of directors of Proficient Auto Logistics Inc., a specialized freight company focused on providing automobile transportation and logistics services. Mr. Col received his MBA from Vanderbilt University – Owen Graduate School of Management in 1994 and spent 10 years at Morgan Keegan & Company where he was a Managing Director focused on transportation equities.  Mr. Col also has a Bachelor of Civil Engineering degree from the Georgia Institute of Technology.

Knight-Swift is one of North America's largest and most diversified freight transportation companies providing multiple truckload transportation and logistics services as well as LTL services. Knight-Swift uses a nationwide network of business units and terminals in the United States and Mexico to serve customers throughout North America. In addition to operating the country's largest tractor fleet, Knight-Swift also contracts with third-party equipment providers to provide a broad range of truckload services to our customers while creating quality driving jobs for our driving associates and successful business opportunities for independent contractors.

Adam Miller, CEO, Andrew Hess, CFO, or Brad Stewart, Treasurer and SVP - (602) 606-6349